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                                                                    EXHIBIT 10.7


                             TAX INDEMNITY AGREEMENT

     This TAX INDEMNITY AGREEMENT (the "Agreement"), dated as of this ___ day of April, 1998, by and between ZAPATA CORPORATION ("Zapata"), a Delaware corporation, and OMEGA PROTEIN CORPORATION ("Protein"), a Nevada corporation.

                                R E C I T A L S:

     A. Zapata, a public company whose common shares are traded on the New York Stock Exchange, owns 19,676,000 shares of Protein's common stock, par value $.01 per share (the "Common Stock"), constituting all of the issued and outstanding Common Stock;

     B. On even date herewith Protein and Zapata have entered into an Underwriting Agreement with Prudential Incorporated and Deutsche Morgan Grenfell, Inc., as representatives of the several underwriters named therein, which contemplates that Protein and Zapata will conduct an initial public offering in which Protein will issue 4,000,000 shares of Common Stock and Zapata will sell 4,000,000 shares of Common Stock (the "IPO") (together with up to an additional 1,200,000 shares of Common Stock which shall be subject to over-allotment options granted on an equal basis by Protein and Zapata to the IPO underwriters) reducing Zapata's ownership of Protein to approximately 66.2% of the outstanding Common Stock (prior to the exercise of the over-allotment options referred to below), all as more particularly described in the registration statement on Form S-1 (Registration No. 333-44967) filed by Protein with the Securities and Exchange Commission (the "SEC") on or about January 27, 1998; and

     C. In connection with the IPO, Zapata and Protein have entered into a Separation Agreement on even date herewith (the "Separation Agreement") which requires, among other things, Zapata and Protein to enter into this Agreement to address certain tax issues involving Zapata and Protein that will arise after the IPO after Zapata's ownership of Protein is less than 80% of Protein's issued and outstanding shares as a result of which neither Protein nor any Protein Post-Closing Affiliates (hereinafter defined)l will file Tax Returns (hereinafter defined) as a member of the Zapata Group (hereinafter defined); and

     NOW, THEREFORE, in consideration of their mutual promises, Zapata and Protein agree as follows:




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                                    ARTICLE 1
                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the taxable period in question.

     "Consolidated Group" means the group of corporations that immediately prior to the Effective Date are members of the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Zapata is the common parent.

     "Effective Date" means the date upon which Zapata ceases to own 80% of the issued and outstanding shares of Protein.

     "Final Determination" shall mean the final resolution of liability for any Tax for a taxable period, including any related interest or penalties, (a) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the Internal Revenue Service ("IRS"), or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under
Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

     "Protein Businesses" means the present and future subsidiaries, divisions and business of Protein and any member of the Protein Post-Closing Affiliates.

     "Protein Post-Closing Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Protein after the Effective Date.

     "Protein Pre-Closing Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Protein on or before the Effective Date.

     "Representative" means with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, advisors, accountants, attorneys, and representatives.

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     "Tax" or "Taxes" means (a) all forms of taxation, whenever created or imposed, and whenever imposed by a national, municipal, governmental, state, federal or other body, whether domestic or foreign (a "Taxing Authority"), and without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum tax, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties, or other additions to tax, or additional amounts imposed by any such Taxing Authority, (b) liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including any liability arising pursuant to Treas. Reg. Section 1.1502-6, or as a result of being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of another party and (c) liability for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other person.

     "Taxing Authority" is defined under the term "Taxes."

     "Taxable Period" or "Taxable Periods" means the tax year for the "Consolidated Group" as defined in this Article 1.

     "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Taxing Authority in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

     "Zapata Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by Zapata, other than Protein or any Protein Affiliate.

     "Zapata Businesses" means the present and future subsidiaries, divisions and business of any member of the Zapata Group, other than the present and future subsidiaries, divisions and business of Protein or any Protein Post-Closing Affiliates.

     "Zapata Group" means the group of corporations that immediately after the Effective Date are members of the affiliated group of corporations of which Zapata is the common parent (within the meaning of section 1504 of the Code).

                                    ARTICLE 2
                      PREPARATION AND FILING OF TAX RETURNS

     2.1 INCOME INCLUDED. All Tax Returns required to be filed by the Consolidated Group relating to Taxable Periods ending before or including the Effective Date and filed

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after the date of this Agreement shall include the income of Protein and Protein
Pre-Closing Affiliates (as determined in this Section 2.1) attributable to such Taxable Periods (including, for Federal income Tax purposes, any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-14 and any excess loss accounts taken into income under Treas. Reg.
Section 1.1502-19) required to be reported in the Consolidated Group's consolidated Federal income Tax Returns (or under any similar rules applicable to any state, local or other Tax Returns filed on a consolidated basis). The income of Protein and Protein Pre-Closing Affiliates will be apportioned for the period October 1, 1997 up to and including the Effective date and the period after the Effective Date by closing the books of Protein and such Protein Pre-Closing Affiliates as of the end of the Effective Date. The income of Protein and any Protein Pre-Closing Affiliate shall not include any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. 1.1502-14 and any excess loss accounts taken into income under Treas. Reg.
Section 1.1502-19, attributable to any other member of the Consolidated Group.

     2.2 TAX RETURNS FOR TAXABLE PERIODS ENDING BEFORE OR INCLUDING THE EFFECTIVE DATE. Except as otherwise provided in Section 2.4, Zapata shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns required to be filed by or on behalf of any member of the Consolidated Group relating to Taxable Periods ending before or including the Effective Date. Protein shall provide Zapata any Tax-related information reasonably requested by Zapata relating to any Taxable Periods ending on or before the Effective Date.

     2.3 TAX RETURNS FOR TAXABLE PERIODS BEGINNING AFTER THE EFFECTIVE DATE. Protein shall prepare and file, or cause to be prepared and filed, all Tax Returns for Protein and any Protein Post-Closing Affiliate for taxable periods of Protein and any Protein Post-Closing Affiliate beginning after the Effective Date. Zapata shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Zapata Group for Taxable Periods beginning after the Effective Date.

     2.4 CARRY-OVER PERIOD RETURNS.

     (a) Protein shall prepare and file on a timely basis any Tax Returns (but not including any Federal income Tax Return or Tax Returns under any similar rules applicable to any state or local, and filed on a consolidated basis) of Protein and any Protein Pre-Closing Affiliate for any Taxable Period beginning before and ending after the Effective Date (a "Carry-Over Period").

     (b) All other Tax Returns for a Carry-Over Period required to be filed by any member of the Consolidated Group other than Protein or any Protein Pre-Closing Affiliate shall be prepared and filed by Zapata.

                                    ARTICLE 3
                                PAYMENT OF TAXES

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     3.1 LIABILITY FOR TAXES WITH RESPECT TO TAXABLE PERIODS ENDING BEFORE OR
INCLUDING THE EFFECTIVE DATE. Except as otherwise provided in this Agreement, Zapata shall be responsible for paying and shall pay all Taxes relating to any Tax Return filed by the Consolidated Group or any member thereof with respect to any Taxable Period ending before and including the Effective Date, including without limitation, any additional Taxes as a result of any audit, amendment or other change in a Tax Return as filed by the Consolidated Group or any member thereof.

     3.2 PREPARATION OF PROTEIN'S FINAL RETURNS; PAYMENT OF TAXES. On or before _____________, 1998, Zapata shall cause to be prepared (in a manner consistent with practices followed in prior years) and delivered to Protein a separate United States federal income tax return for Protein and each Protein Pre-Closing Affiliate for the period beginning October 1, 1997 and ending on the Effective Date (the "Protein Final Returns"). The Protein Final Returns shall include all items of income, gain, loss, deductions and credit of Protein and the Protein Pre-Closing Affiliates realized during such period and determined and apportioned in accordance with Section 2.1. Zapata shall include in its consolidated federal income tax for its first taxable year ending after the Effective Date the items of income, gain, loss, deductions and credit shown on the Protein Final Returns and shall pay all Taxes due with respect thereto as provided in this Section 3.2 and Section 3.1.

     3.3 SEPARATION PAYMENT WITH RESPECT TO FEDERAL INCOME TAXES. Zapata shall give Protein notice of the filing of Zapata's consolidated federal income tax returns for its first taxable year ending after the Effective Date ("Final Return Notice"). If the Protein Final Returns show a tax liability, Protein shall pay to Zapata the amount thereof within thirty (30) days after receipt by Protein of the Final Return Notice. Zapata shall not withdraw any earnings or assets of Protein or any Protein Pre-Closing Affiliates prior to the Effective Date. If the Protein Final Returns show a net operating loss or other tax benefit that is utilized by Zapata or any member of the Zapata Group and, therefore, is not allocated to the entity incurring such tax benefit pursuant to Treas. Reg. 'SS'1.1502-79, Zapata shall pay to Protein (or the appropriate entity) the amount of any tax savings to be realized thereby within thirty (30) days after receipt by Protein of the Protein Final Returns.

     3.4 ALLOCATION OF EARNINGS AND PROFITS FOR TAXABLE PERIODS ENDING BEFORE OR INCLUDING THE EFFECTIVE DATE. All earnings and profits of the Consolidated Group for all Taxable Periods ending before or including the Effective Date shall be allocated pursuant to Section 1552 of the Code among the members of the Consolidated Group in accordance with the ratio which that portion of the consolidated taxable income attributable to each member of the Consolidated Group having taxable income bears to the consolidated taxable income of the Consolidated Group in accordance with Section 1552(a)(1) of the Code and the Regulations thereunder.

     3.5 UNUSED CARRY-FORWARD ATTRIBUTES. Zapata and Protein agree that, for purposes of all required returns and reports with respect to Taxes, the amount of unused tax credits under the Code attributable to Protein and each of the Protein Pre-Closing Affiliates that may

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be carried forward to Taxable Periods ending after the Effective Date shall, unless otherwise required by law or regulations, be determined in accordance with the principles of Treas. Reg. 'SS'1.1502-79(c). Any other carry-forward attributes shall similarly be determined in accordance with applicable regulations.

     3.6 LIABILITY FOR TAXES WITH RESPECT TO POST-EFFECTIVE DATE TAXABLE PERIODS. The Zapata Group shall pay all Taxes of the Zapata Group and shall be entitled to receive and retain all refunds of Taxes of the Zapata Group with respect to Taxable Periods beginning after the Effective Date which are attributable to the Zapata Businesses. Protein shall pay all Taxes of Protein and any Protein Post-Closing Affiliate and shall be entitled to receive and retain all refunds of Taxes of Protein and any Protein Post-Closing Affiliate for all periods beginning after the Effective Date which are attributable to the Protein Businesses.

     3.7 CARRY-OVER PERIOD PAYMENTS. Zapata shall be responsible for (and shall pay) any Taxes shown to be due on a Tax Return for a Carry-Over Period filed pursuant to Section 2.4(b) hereof by any member of the Consolidated Group other than Protein or a Protein Pre-Closing Affiliate. Protein shall be responsible for (and shall pay) any Taxes shown to be due on a Tax Return for a Carry-Over Period filed by Protein and any Protein Pre-Closing Affiliate pursuant to
Section 2.4(a) hereof.

     3.8 CARRY-BACKS. Protein shall be entitled to any refund of any Tax obtained by the Consolidated Group (or any member of the Consolidated Group), including any refund obtained as a result of the carry-back of losses or credits of Protein or any Protein Post-Closing Affiliate from any taxable period beginning after the Effective Date to any Taxable Period ending before or including the Effective Date. The application of any such carry-backs by Protein and/or any other current or former member of the Consolidated Group shall be in accordance with the Code and the Treasury Regulations promulgated thereunder. Notwithstanding this Section 3.9, Protein and any Protein Post-Closing Affiliate shall have the right, in its sole discretion, to make any election, including the election under Section 172(b)(3) of the Code, which would eliminate or limit the carry-back of any loss or credit to any Taxable Period ending before or including the Effective Date.

     3.9 POST-CLOSING ELECTIONS. At Zapata's request, Protein and the Protein Pre-Closing Affiliates shall make and/or join with Zapata in making any Tax elections reasonably requested by Zapata after the Effective Date, if the making of such election does not have a material adverse impact on Protein or any Protein Pre-Closing Affiliate for any post-Effective Date Tax period.

     3.10 REFUNDS. Protein and any Protein Pre-Closing Affiliate shall be entitled to any refund of any Tax obtained by the Consolidated Group (or any member of the Consolidated Group) as a result of any audit, amendment or other change in the Tax Return as filed by the Consolidated Group or any member thereof to the extent the refund is attributable to Protein and any Protein Pre-Closing Affiliate for any Taxable Period of the Consolidated Group ending before or including the Effective Date. Zapata will cooperate with Protein

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and any Protein Pre-Closing Affiliate in obtaining such refunds, including, but not limited to, the filing of amended Tax Returns or refund claims. Zapata will immediately pay to Protein and any Protein Pre-Closing Affiliate any Tax refund described in this Section 3.10 when such refund is received by the Zapata Group. With the exception of Section 3.8, all other refunds arising from Tax Returns filed for the Consolidated Group will belong to Zapata.

                                    ARTICLE 4
                     COOPERATION AND EXCHANGE OF INFORMATION

     4.1 COOPERATION. Protein shall cooperate (and shall cause any Protein Post-Closing Affiliate to cooperate) fully at such time and to the extent reasonably requested by Zapata in connection with the preparation and filing of any Tax Return or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or any other matter contemplated hereunder relating to any Taxable Period ending before or including the Effective Date. Such cooperation shall include, without limitation, (a) the retention and provision on demand of copies of books, records, documentation or other information relating to any such Tax Return until the later of (i) the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (b) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any such Tax Return, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (c) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

     4.2 TAX RETURNS FOR TAXABLE PERIODS INCLUDING THE EFFECTIVE DATE. Zapata will provide Protein with the opportunity to review and comment upon any Tax Returns to be filed after the date of this Agreement (including any amended returns), and will provide Protein, promptly upon its request, with copies of such Tax Returns (including any amended returns).

     4.3 AUDITS. Zapata will allow Protein and any Protein Pre-Closing Affiliate and its counsel to participate (at the expense of Protein or its Protein Pre-Closing Affiliate) in any audits of Zapata's Consolidated Federal Income Tax Returns to the extent that such returns relate to Protein and any Protein Pre-Closing Affiliate. Zapata will not settle any such audit in a manner which would adversely affect Protein and any Protein Pre-Closing Affiliate without the prior written consent of Protein, which consent shall not be unreasonably withheld.

     4.4 CARRYBACKS. Zapata will immediately pay to Protein and any Protein Pre-Closing Affiliate any Tax refund (or reduction in Tax liability) resulting from a carryback of

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a post-acquisition tax attribute of Protein and any Protein Pre-Closing
Affiliates into the Zapata Consolidated Group Tax Return, when such refund or reduction is realized by the Zapata Group. Zapata will cooperate with Protein and any Protein Pre-Closing Affiliate in obtaining such refunds (or reduction in Tax liability), including, but not limited to, the filing of amended Tax Returns or refund claims.

     4.5 CONTEST PROVISIONS. Zapata shall have full responsibility and discretion in the handling of any Tax controversy, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving a Tax Return of the Consolidated Group or the Zapata Group.

                                    ARTICLE 5
                                  MISCELLANEOUS

     5.1 TAX INDEMNIFICATION.

     (a) Zapata shall defend, indemnify and hold harmless Protein and each Protein Pre-Closing Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge or reasonable accountant's fee, for any Tax required under this Agreement to be paid by Zapata or any member of the Consolidated Group other than Protein or a Protein Pre-Closing Affiliate.

     (b) Protein shall indemnify and hold harmless Zapata and each member of the Zapata Group from and against any liability, cost or expense, including without limitation, any fine, penalty, interest, charge or reasonable accountant's fee, for any Tax required under this Agreement to be paid by Protein or any Protein Post-Closing Affiliate.

     (c) The amount of any payment made with respect to this Section 5.1 shall include any additional amount necessary to indemnify the recipient of the payment against any Taxes imposed or incurred (including any increase in liability or taxes resulting from a reduction in the amount of the loss), and any reasonable professional fees or other litigation costs incurred, in connection with such payment, and (ii) be reduced by the amount of any tax benefit realized or to be realized by the recipient as a result of its payment of the Taxes being indemnified hereunder.

     5.2 BREACH. Zapata shall defend, indemnify and hold harmless Protein and each Protein Pre-Closing Affiliate and Protein shall indemnify and hold harmless each member of the Zapata Group from and against any payment required to be made under this Agreement as a result of the breach by a member of the Zapata Group or by Protein or a Protein Pre-Closing Affiliate, as the case may be, of any obligation under this Agreement.

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     5.3 RESOLUTION OF CERTAIN DISPUTES.

     (a) Arbitration. Disagreements between Zapata and Protein with respect to amounts that either claims is owed by the other (or by an Affiliate of the other) under this Agreement, or other matters under this Agreement that are not resolved by mutual agreement, shall be resolved by arbitration pursuant to this
Section 5.3.

     (b) Selection of the Arbitrator. Any arbitrator selected pursuant to this
Section 5.3(b) shall have at least ten (10) years of experience in the field of corporate taxation, shall be an attorney licensed to practice law in any state of the United States or a certified public accountant licensed to practice in any state of the United States and shall not be or have been employed by or affiliated with either party. The parties shall first attempt to agree on a mutually satisfactory arbitrator. If the parties are unable to agree on a mutually satisfactory arbitrator within thirty (30) days after either party notifies the other in writing of a disagreement requiring arbitration pursuant to this Section 5.3 (15 days in the case of a disagreement with respect to Section 4.1 through Section 4.5), each party shall select an arbitrator. The two arbitrators thus selected shall agree on and select a third arbitrator. If the two arbitrators cannot agree on such third arbitrator within thirty (30) days (fifteen (15) days in the case of a disagreement with respect to Section 4.1 through Section 4.5), the parties shall each select a different arbitrator and renew the foregoing procedure. If the position of an arbitrator is vacated, the person or persons who originally selected the arbitrator to fill such position shall select a new arbitrator to fill the position, unless the parties agree to continue the arbitration with the remaining arbitrators. When used hereinafter, the term "arbitrator" shall refer to the three arbitrators so selected when appropriate and a decision of a majority of such arbitrators shall constitute a decision by the arbitrator in the appropriate context.

     (c) Arbitration Procedures.

          (i) The arbitration shall be conducted under the auspices of the American Arbitration Association.

          (ii) Each party within thirty (30) days after engagement of the arbitrator (fifteen (15) days in the case of a disagreement with respect to Section 4.1 through Section 4.5) shall submit to the arbitrator a written statement of the party's position (including where relevant the total net amount it asserts is owed by it or is due to it) regarding the total amount in dispute.

          (iii) The arbitrator shall base his decision on the following standards. In the case of a factual dispute between the parties, the arbitrator shall make a determination of the correct facts. In the case of a dispute regarding a legal issue, including the proper application of the Tax laws or the proper interpretation of this Agreement, the arbitrator shall make a determination in accordance with his best legal judgment. Upon making determinations with respect to all factual and legal

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     issues in dispute, the arbitrator shall determine the amount due by one party to the other or such other matter with respect to the matter subject to the arbitration. Where relevant, as to each matter in dispute, the arbitrator shall find in favor of the party whose statement submitted pursuant to paragraph (ii) above proposed the amount closest to the amount so determined.

          (iv) The arbitrator shall render a written decision stating only the result of such decision as soon as practicable. The arbitrator shall also orally explain the bases of such decision to both parties as soon as practicable. If and only if both parties request, the arbitrator shall state the bases of such decision in writing. Where relevant, as to each matter in dispute, the arbitrator's decision shall be in an amount equal to one of the total amounts asserted by one of the parties in the written statements submitted pursuant to paragraph (ii) above. The arbitrator shall not, and is not authorized to, render a decision in any other amount.

          (v) The arbitrator's decision shall be final and binding on the parties. No appeal to any court is contemplated by this Agreement and each party, to the maximum extent permissible by law, waives and relinquishes all rights and entitlements to appeal such decision.

          (vi) The arbitrator shall determine a fair allocation of the costs of the arbitration proceeding (including each party's legal fees) as between the parties.

     5.4 NOTICES. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the parties at the following address:

         If to Zapata:          Zapata Corporation
                                1717 St. James Place, Suite 550
                                Houston, Texas 77056
                                Attention: Avram Glazer, Chief Executive Officer

         If to Protein:         Omega Protein, Inc.
                                1717 St. James Place, Suite 550
                                Houston, Texas 77056
                                Attention: Joseph von Rosenberg III,
                                           Chief Executive Officer and President

     5.5 ENTIRE AGREEMENT. This Agreement and the applicable provisions of the Separation Agreement constitute the entire agreement of the parties concerning the subject matter hereof, and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Zapata Group, on the one hand, and

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Protein and any Protein Pre-Closing Affiliate, on the other hand. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control.

     5.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of Texas.

     5.7 SUCCESSORS AND ASSIGNS. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     5.8 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and their respective subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

     5.9 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

     5.10 EXPENSES. Unless otherwise expressly provided in this Agreement or in the Separation Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement. In the event either party to this Agreement brings an action or proceeding for the breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

     5.11 CONFIDENTIALITY. Each party shall hold and cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its Representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section. Each party shall be deemed

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to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     5.12 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

     5.13 HEADINGS. Introductory headings used in this Agreement are solely for the convenience of the parties and shall not be deemed to be limitations upon or descriptive of the contents of the Section or Sub-sections concerned.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                             OMEGA PROTEIN CORPORATION

                                             By:_______________________________
                                             Name:
                                             Title:

                                             ZAPATA CORPORATION
                                             By:_______________________________
                                             Name:
                                             Title

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